UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 4, 2005

STREICHER MOBILE FUELING, INC.
(Exact name of registrant as specified in its charter)

Florida	000-21825	65-0707824
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

800 W. Cypress Creek Rd., Suite 580	Fort Lauderdale, Florida	33309
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (954) 308-4200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On August 4, 2005, Streicher Mobile Fueling, Inc. (the "Company") accepted the resignation of Richard G. Greece as the Company’s Vice President of Accounting, Controller and Chief Accounting Officer and appointed Sharon M. Glickman in his stead. Mr. Greece will remain as a consultant to the Company supporting its acquisition and integration program.

Ms. Glickman, age 43, brings 20 years of in-depth financial and accounting experience with an extensive background in public company accounting and reporting, and in the implementation of new accounting and back office systems. Ms. Glickman joins the Company from SportsLine.com, Inc. in Fort Lauderdale where she was most recently its interim Chief Financial Officer. During her service with SportLine.com from 1996 to 2005, Ms. Glickman also held the positions of Corporate Controller and Assistant Controller. Ms. Glickman was employed by Alamo Rent-A-Car, Inc. from 1985 to 1996 in various financial and accounting capacities, including Senior Director of Financial Reporting. Ms. Glickman, who is a certified public accountant, received a bachelor of arts with a dual major of Economics and English from the University of Pennsylvania and a master of business administration from Duke University.

Ms. Glickman’s employment provides for a base salary of $125,000, an automobile allowance of $700 per month, an initial grant of 50,000 stock options vesting over three years at the rate of 20% at year one, 40% at year two and 40% at year three, and vacation and other benefits commensurate with other officers of the Company.

A copy of the Press Release regarding the appointment of Ms. Glickman and the reassignment of Mr. Greece is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

Exhibit No.

99.1	Press Release dated August 8, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 8, 2005	STREICHER MOBILE FUELING, INC.

	By:	/s/ Richard E. Gathright
Richard E. Gathright, President and CEO